                                          Filed Pursuant to Rule 424(b)(5)
                                          File No. 33-51593
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 12, 1996)

                                  $65,000,000
                         NORTHERN STATES POWER COMPANY
                           (A WISCONSIN CORPORATION)
                                ----------------

           FIRST MORTGAGE BONDS, SERIES DUE DECEMBER 1, 2026, 7 3/8%

    Interest on the First Mortgage Bonds, Series due December 1, 2026, 7 3/8% (the "Offered Bonds") is payable on June 1 and December 1 of each year, commencing June 1, 1997. The Offered Bonds are redeemable in whole or in part at the option of the Company at the redemption prices set forth herein, provided that the Offered Bonds are not redeemable prior to December 1, 2006. See "Supplemental Description of Offered Bonds".

    The Offered Bonds will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depository ("DTC"). Beneficial interests in the Offered Bonds will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Offered Bonds in definitive form will not be issued. So long as the Offered Bonds are registered in the name of DTC or its nominee, the Offered Bonds will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in the Offered Bonds will, therefore, settle in immediately available funds. All payments of principal and interest on the global security will be made by the Company in immediately available funds.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                         PUBLIC (1)       COMMISSIONS (2)      COMPANY (1)(3)
Per Bond...........................................       99.587%              .570%              99.017%
Total..............................................     $64,731,550           $370,500          $64,361,050

(1)  Plus accrued interest from December 1, 1996.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3)  Before deducting estimated expenses of $165,000 payable by the Company.

                            ------------------------

    The Offered Bonds are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Offered Bonds will be delivered in book-entry form only, on or about December 19, 1996, through the facilities of DTC against payment therefor in immediately available funds.

                            ------------------------

                            BEAR, STEARNS & CO. INC.

                               DECEMBER 12, 1996.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED BONDS OR ANY OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

                                USE OF PROCEEDS

    The net proceeds from the sale of $65,000,000 in aggregate principal amount of the Offered Bonds will be added to the general funds of the Company and applied to the redemption of $44,635,000 aggregate principal amount of its First Mortgage Bonds, Series due April 1, 2021, 9 1/8% (the "Prior Bonds") at a redemption price of 105.344 percent of the principal amount to be redeemed. The balance of the net proceeds will be used to repay short-term borrowings.

                   SUPPLEMENTAL DESCRIPTION OF OFFERED BONDS

    The following description of the particular terms of the Offered Bonds supplements the description of the general terms and provisions of the New Bonds set forth in the accompanying Prospectus under the caption "Description of New Bonds," to which description reference is hereby made. The following brief summaries of certain provisions contained in the Supplemental Trust Indenture, dated December 1, 1996, relating to the Offered Bonds (the "New Supplemental Indenture") do not purport to be complete, use certain terms defined in the New Supplemental Indenture, and are qualified in their entirety by express reference to the provisions of the New Supplemental Indenture. Capitalized words not defined herein are used as defined in the accompanying Prospectus or the New Supplemental Indenture.

GENERAL

    Interest on the Offered Bonds at the annual rate set forth on the cover page of this Prospectus Supplement will accrue from December 1, 1996, and is to be payable semi-annually on June 1 and December 1, beginning June 1, 1997. Subject to certain exceptions, the New Supplemental Indenture provides for the payment of interest on the interest payment date only to persons in whose names the Offered Bonds are registered on the Record Date (the May 21 prior to June 1 and the November 20 prior to December 1 unless any Record Date is not a Business Day, in which event the Record Date will be the next preceding Business Day).

    Following the issuance of the Offered Bonds and the redemption of the Prior Bonds, three series of Bonds in an aggregate principal amount of $215,000,000 will be outstanding under the Indenture.

REDEMPTION PROVISIONS

    OPTIONAL REDEMPTION. The Offered Bonds will be redeemable, at the option of the Company, as a whole or in part on any date upon not less than 30 days' previous notice, at the principal amount thereof plus accrued interest thereon to the date of redemption and the applicable premium on the principal amount as specified below under the caption "Regular Redemption Premium," provided that no Offered Bonds shall be redeemed prior to December 1, 2006. If less than all the Offered Bonds are to be redeemed, the particular Offered Bonds to be redeemed shall be selected by the Trustee by lot. The selection for partial redemption of any Offered Bonds held in the DTC book-entry system will be made in accordance with DTC's established procedures.

IF REDEEMED DURING THE     REGULAR
  TWELVE MONTH PERIOD    REDEMPTION
 BEGINNING DECEMBER 1      PREMIUM
-----------------------  -----------
2006                          3.481%
2007                          3.133
2008                          2.785
2009                          2.437

IF REDEEMED DURING THE     REGULAR
  TWELVE MONTH PERIOD    REDEMPTION
 BEGINNING DECEMBER 1      PREMIUM
-----------------------  -----------
2010                          2.089%
2011                          1.741
2012                          1.392
2013                          1.044
IF REDEEMED DURING THE     REGULAR
  TWELVE MONTH PERIOD    REDEMPTION
 BEGINNING DECEMBER 1      PREMIUM
-----------------------  -----------
2014                          0.696%
2015                          0.348
2016 and thereafter            None

    SINKING FUND REDEMPTION. The Offered Bonds will not be subject to mandatory sinking fund redemption.

BOOK-ENTRY BONDS

    The Offered Bonds will be issued initially as global securities and, accordingly, will be represented by a fully-registered global security (the "Global Security") in the aggregate principal amount of the Offered Bonds. The Global Security will be deposited with, or on behalf of, DTC, or its successor, as depository (the "Depository"), and registered in the name of the Depository or a nominee of the Depository.

    So long as the Depository, or its nominee, is the registered owner of a Global Security, such Depository or such nominee, as the case may be, will be considered the owner of such Global Security for all purposes, including any notices and voting. Except in the circumstances described below, the owners of beneficial interests in a Global Security will not be entitled to have any individual Offered Bonds registered in their names, will not receive or be entitled to receive physical delivery of any such Offered Bonds and will not be considered the owners of Offered Bonds under the Indenture. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as defined below), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of a registered owner of such Offered Bonds.

    If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue individual securities in certificated form ("Certificated Securities") in exchange for the Global Security or Global Securities representing the corresponding book-entry Offered Bonds represented by one or more Global Securities. Further, in such event, an owner of a beneficial interest in a Global Security representing book-entry Offered Bonds may, on terms acceptable to the Company and the Depository for such Global Security, receive such book-entry Offered Bonds as Certificated Securities. In any such instance, an owner of a beneficial interest in a Global Security representing book-entry Offered Bonds will be entitled to physical delivery of individual Certificated Securities equal in principal amount to such beneficial interest and to have such Certificated Securities registered in the name of such owner. Certificated Securities will be issued as fully registered Offered Bonds in denominations of $1,000.

    DTC will act as securities depository for the Global Security. The Offered Bonds will be registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered Global Security certificate will be issued in the aggregate principal amount of the Offered Bonds, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of the Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for such purchases of Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

    To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Global Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal and interest payments on the Global Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest on the Offered Bonds represented by Global Securities to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor securities depository is not obtained, Offered Bonds in certificated form are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and the Company and the Underwriter take no responsibility for the accuracy thereof.

    The Underwriter is a Direct Participant of DTC.

    None of the Company, the Trustee, or any agent for payment on or registration of transfer or exchange of any Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Offered Bonds will be made by the Underwriter in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Offered Bonds will trade in the DTC's Same-Day Funds Settlement System until maturity or until the Offered Bonds are issued in certificated form, and secondary market trading activity in the Offered Bonds will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Offered Bonds.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement relating to the Offered Bonds, the Company has agreed to sell to Bear, Stearns & Co. Inc. (the "Underwriter"), and the Underwriter has agreed to purchase, the Offered Bonds.

    The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Offered Bonds if any are purchased.

    The Underwriter has advised the Company that it proposes to offer all or part of the Offered Bonds directly to retail purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain securities dealers at such price less a concession not in excess of
 .350% of the principal amount of the Offered Bonds. The Underwriter may allow and such dealers may reallow to certain brokers and dealers a concession not in excess of .250% of the principal amount of the Offered Bonds. After the Offered Bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied.

    The Company has been advised by the Underwriter that it intends to make a market in the Offered Bonds, but it is not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Bonds.

    The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriter may be required to make in respect thereof.

                 (This page has been left blank intentionally.)

                                   PROSPECTUS

                         NORTHERN STATES POWER COMPANY
                           (A WISCONSIN CORPORATION)

                              FIRST MORTGAGE BONDS

                                  -----------

    Northern States Power Company, a Wisconsin corporation (the "Company"), may offer for sale from time to time up to $65,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds"), in one or more series, on terms and in amounts to be determined at the time of sale. The aggregate principal amount, rate or rates (or method of calculation) and time or times and place of payment of interest, maturity or maturities, offering price, any redemption terms or other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered (the "Offered Bonds") will be set forth in a supplement to this Prospectus (the "Prospectus Supplement").

    The Company may sell the New Bonds through underwriters or dealers, directly to a limited number of institutional purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the distribution of the Offered Bonds and any applicable commissions or discounts and the net proceeds to the Company from such sale.

                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

               The date of this Prospectus is December 12, 1996.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW BONDS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

    This Prospectus and the documents incorporated by reference herein, including statements regarding the anticipated impact of the proposed merger, contain certain forward-looking statements and information that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "estimate", "expect", "objective", "possible", "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; regulatory decisions regarding the proposed combination of the Company and Wisconsin Energy Company; and the other risk factors listed in Exhibit 99.01 to the Company's report on Form 10-Q for the quarter ended September 30, 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information on file can be inspected at the public reference offices of the Commission currently at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the Commission's Web site at http://www.sec.gov. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by a holder.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed on May 31, 1996 (collectively, the "1995 Form 10-K"); and

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 (the "September 1996 Form 10-Q").

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE TREASURER, NORTHERN STATES POWER COMPANY, P.O. BOX 8, EAU CLAIRE, WISCONSIN 54702 (715-839-2416).

                                      [LOGO]

    Northern States Power Company (the "Company"), incorporated in 1901 under the laws of Wisconsin as the La Crosse Gas and Electric Company, is an operating public utility company with executive offices at 100 North Barstow Street, Eau Claire, Wisconsin 54702-0008 (phone: 715-839-2416). The Company is a wholly-owned subsidiary of Northern States Power Company, a Minnesota corporation (the "Minnesota Company").

    The Company is engaged in the production, transmission and distribution of electricity to approximately 202,000 retail customers in an area of approximately 18,900 square miles in northwestern Wisconsin, to approximately 9,200 electric retail customers in an area of approximately 300 square miles in the western portion of the Upper Peninsula of Michigan, and to 10 wholesale customers in the same general area. The Company is also engaged in the distribution and sale of natural gas in the same service territory to approximately 67,000 customers in Wisconsin and 4,800 customers in Michigan. In Wisconsin, some of the larger communities to which the Company provides natural gas are Eau Claire, Chippewa Falls, La Crosse, Hudson, Menomonie and Ashland. In the Upper Peninsula of Michigan the largest community to which the Company provides natural gas is Ironwood. In 1995, the Company derived 83 percent of its total operating revenues from electric utility operations and 17 percent from gas utility operations.

                                PROPOSED MERGER

    The Minnesota Company, Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), Northern Power Wisconsin Corp., a Wisconsin corporation and wholly-owned subsidiary of the Minnesota Company, and WEC Sub Corp., a Wisconsin corporation and wholly-owned subsidiary of WEC, have entered into an Agreement and Plan of Merger, dated as of April 28, 1995, as amended and restated as of July 26, 1995 (the "Merger Agreement"), which provides for a strategic business combination involving the Minnesota Company and WEC in a "merger-of-equals" transaction (the "Transaction"). The Transaction, which was unanimously approved by the Boards of Directors of the constituent companies and approved by the shareholders of both the Minnesota Company and WEC, is expected to close shortly after all of the conditions to the consummation of the Transaction, including obtaining applicable regulatory approvals, are met or waived. The goal of the Minnesota Company and WEC was to receive approvals from all regulatory authorities by the end of 1996. However, it appears that all necessary regulatory approvals will not be obtained by the end of 1996, and as a result, the merger will not be completed during 1996. If this is the case, the Minnesota Company and WEC will continue to pursue regulatory approvals and completion of the merger as soon as possible in 1997.

    In the Transaction, the holding company of the combined enterprise will be registered under the Public Utility Holding Company Act of 1935, as amended. The holding company will be named Primergy Corporation ("Primergy") and will be the parent company of both the Minnesota Company (which, for regulatory reasons, will reincorporate in Wisconsin) and of WEC's present utility subsidiary, Wisconsin Electric Power Company ("WEPCO") which will be renamed "Wisconsin Energy Company." It is anticipated that, following the Transaction, except for certain gas distribution properties serving the cities of LaCrosse and Hudson, Wisconsin that will be transferred to the Minnesota Company, the Company will be merged into Wisconsin Energy Company (the "Company Merger").

    The Transaction is subject to customary closing conditions, including, without limitation, the receipt of all necessary governmental approvals and the making of all necessary governmental filings, all as more fully described in the 1995 Form 10-K and the September 1996 Form 10-Q. Additional information concerning the Transaction and the Merger Agreement is included in the 1995 Form 10-K and the September 1996 Form 10-Q.

    Both the Company and WEPCO recognize that the divestiture of their existing gas operations is a possibility under the new registered holding company structure, but will seek approval from the

Commission to maintain such businesses. If divestiture is ultimately required, the Commission has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareholder value.

    Following the completion of the Company Merger, the New Bonds and the Company's other outstanding first mortgage bonds will be obligations of Wisconsin Energy Company, as a subsidiary of Primergy, and will continue to be secured by the Indenture as described in this Prospectus. See "DESCRIPTION OF NEW BONDS -- Security for New Bonds." However, as described above, the New Bonds will not be an obligation of Primergy or any other subsidiary of Primergy. The 1995 Form 10-K and September 1996 Form 10-Q include pro forma financial information for Wisconsin Energy Company following the Company Merger.

                                USE OF PROCEEDS

    The proceeds from the sale of the New Bonds will be added to the general funds of the Company and used for general corporate purposes, which may include the purchase or redemption of one or more series of outstanding first mortgage bonds and the repayment of outstanding short-term borrowings incurred in connection with the Company's continuing construction program. Short-term borrowings of the Company aggregated $64 million as of November 30, 1996. The specific allocation of the proceeds of a particular series of the Offered Bonds will be described in the Prospectus Supplement.

                       CONSTRUCTION PROGRAM AND FINANCING

    The Company's construction program for 1996-2000, including allowance for funds used during construction, is presently estimated to be $303 million (1996:
$53.8 million; 1997: $59.7 million; 1998: $68.5 million; 1999: $64.0 million;
and 2000: $56.6 million). Of these construction expenditures, approximately 89% are expected to be provided by internally generated funds. The foregoing estimates of construction expenditures and internally generated funds may be subject to substantial changes due to unforeseen factors, such as changed economic conditions, competitive conditions, technological innovations, new government regulations, changed tax laws and rate regulation. In addition, if the Company Merger is completed as expected, the Company's construction program for 1997 and future years will be incorporated into Wisconsin Energy Company's overall construction program.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          YEAR ENDED DECEMBER 31,
                                                                             --------------------------------------------------
                                                                                1995         1994         1993         1992
                                                            TWELVE MONTHS       -----        -----        -----        -----
                                                                ENDED
                                                            SEPTEMBER 30,
                                                                1996
                                                          -----------------
                                                             (UNAUDITED)
Ratio of Earnings to Fixed Charges......................            4.3             4.2          4.2          4.3          4.3
Wisconsin Energy Company Pro Forma Ratio of Earnings to
 Fixed Charges..........................................            4.3             4.3          3.6          3.7          3.8


                                                             1991
                                                             -----

Ratio of Earnings to Fixed Charges......................         4.4
Wisconsin Energy Company Pro Forma Ratio of Earnings to
 Fixed Charges..........................................         4.2

    For purposes of computing the ratio of earnings to fixed charges, (i) earnings consist of income from continuing operations before accounting change plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits; and (ii) fixed charges consist of interest on long-term debt, other interest charges, the interest component on leases and amortization of debt discount, premium and expense.

    The Wisconsin Energy Company unaudited pro forma ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 1995, and for the twelve months ended September 30, 1996, give effect to the Company Merger as if it had occurred at January 1, 1991. See the Notes to Unaudited Pro Forma Combined Condensed Financial Statements of Wisconsin Energy Company in the 1995 Form 10-K for a description of the assumptions used to prepare the unaudited pro forma ratios of earnings to fixed charges.

    The annual interest requirement on long-term debt of the Company outstanding at September 30, 1996, was $15,924,539.

                            DESCRIPTION OF NEW BONDS

    Each series of New Bonds is to be an initial issue of a new series of first mortgage bonds (the "Bonds") issued under the Trust Indenture dated April 1, 1947 (the "1947 Indenture") as supplemented by 12 supplemental trust indentures (collectively, the "Supplemental Indentures,"), a Supplemental and Restated Trust Indenture dated March 1, 1991 (the "Restated Indenture") and a new supplemental trust indenture for such series of New Bonds (the "New Supplemental Indenture") all from the Company to Firstar Trust Company (formerly known as First Wisconsin Trust Company), as trustee (the "Trustee"). The 1947 Indenture, as supplemented by the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture herein are referred to collectively as the "Indenture." Excluding the New Bonds, three series of Bonds in an aggregate principal amount of $194,635,000 currently are outstanding under the Indenture. Copies of the 1947 Indenture, the Supplemental Indentures, the Restated Indenture and the form of the New Supplemental Indenture are filed as Exhibits 4.01A to 4.01O to the Registration Statement and the statements herein made (being for the most part succinct summaries of certain provisions of the Indenture) are subject to the detailed provisions of the 1947 Indenture, the Supplemental Indentures, the Restated Indenture and the New Supplemental Indenture which are incorporated herein by this reference.

    The Restated Indenture amends and restates the 1947 Indenture and the Supplemental Indentures. The Restated Indenture became effective and operative on October 1, 1993.

    References are made to specific Article and Section numbers of the Restated Indenture and the New Supplemental Indenture. Unless the context indicates otherwise, words or phrases defined in the Restated Indenture or the New Supplemental Indenture are capitalized and used with the same meanings herein.

TERMS OF NEW BONDS

    The New Bonds will be issued as fully registered bonds without coupons in denominations of multiples of $1,000. New Bonds may be issued in temporary form if, for any reason, the Company is unable to deliver New Bonds in definitive form. Principal and interest are to be payable in Milwaukee, Wisconsin, at Firstar Trust Company. New Bonds will be interchangeable in the manner provided in Article II of the New Supplemental Indenture. The New Bonds may be issued in book-entry form through the facilities of a depository. The description of any book-entry arrangements will be contained in the Prospectus Supplement.

    No charge will be made by the Company for any exchange or transfer of New Bonds, other than for any taxes or other governmental charges.

    Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms and other information with respect to the Offered Bonds: (1) the designation and aggregate principal amount of such Offered Bonds; (2) the date or dates on which such Offered Bonds will mature;
(3) the rate or rates per annum (or method of calculation) at which such Offered Bonds will bear interest and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest; and (6) any optional or mandatory redemption terms or other specific terms applicable to the Offered Bonds. The holders of the outstanding Bonds do not, and the holders of the New Bonds will not, have the right to tender such Bonds to the Company for repurchase upon the Company becoming involved in a highly leveraged or change in control transaction. The Indenture does not have any provision that is designed specifically in response to highly leveraged or change in control transactions. However, bondholders would have the security afforded by the first mortgage lien on substantially all the Company's property as described under the subcaption "Security for New Bonds" below. In addition, any change in control transaction and any incurrence of additional indebtedness (as first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, including Wisconsin Energy Company, having a highly leveraged capital structure. See "PROPOSED MERGER."

SECURITY FOR NEW BONDS

    In the opinion of counsel for the Company, the New Bonds when issued will be secured by the Indenture, which constitutes a first mortgage lien, subject only to Permitted Encumbrances, upon all real and fixed properties now owned by the Company (except as otherwise stated in this paragraph) for the equal pro rata security of all Bonds issued or to be issued under the Indenture, subject to the provisions relating to any sinking fund or similar fund for the benefit of Bonds of any particular series. There are excepted from the Lien of the Indenture securities, cash, contracts, receivables, motor vehicles, merchandise, equipment and supplies, and certain non-utility real property. (Granting Clauses of the Restated Indenture.) The Indenture contains provisions for subjecting to the lien thereof (subject to the limitations in Article XVI in the case of consolidation or merger) all property acquired by the Company after the date of the 1947 Indenture other than property of the kind mentioned in the preceding sentence. Such provisions might not be effective as to property acquired within 90 days prior and subsequent to the filing of a case with respect to the Company under the United States Bankruptcy Code. The opinion of counsel does not cover titles to easements for flowage rights not presently exercised or titles to rights-of-way for transmission and distribution facilities, as counsel for the Company believes that the expense of examination would exceed the cost of acquiring, by condemnation or purchase, any easements or rights-of-way held under defective title. The Company has the power of eminent domain in the states in which it operates.

    Permitted Encumbrances include (a) rights of Persons who are parties to agreements with the Company relating to property owned or used jointly (in common) by the Company with such Persons, provided (i) that such rights do not materially impair the use of such jointly owned or used property in the normal operation of the Company's business and do not materially affect the security afforded by the Indenture and (ii) that such rights are not inconsistent with the remedies of the Trustee upon a Completed Default; (b)(i) leases existing at the Effective Date of the Restated Indenture affecting property owned by the Company on the Effective Date; (ii) leases which do not interfere in any material respect with the use of the related property for the purpose for which it is held by the Company and which will not have material adverse impact on the security afforded by the Indenture or (iii) other leases relating to not more than 5% of the sum of the Company's Depreciable Property and Land; and (c) any mortgage, lien, charge or encumbrance prior or equal to the Lien of the Indenture, other than a Prepaid Lien, existing at the date any property is acquired by the Company, provided that at the date of acquisition of such property: (i) no Default has occurred and is continuing; (ii) the principal amount of indebtedness outstanding under and secured by such mortgage, lien, charge or encumbrance shall not exceed 66 2/3% of the lesser of the Cost or Fair Value of the property so acquired; and (iii) each such mortgage, lien, charge or encumbrance shall apply only to the property and improvements originally subject thereto and that the Company shall cause to be closed all mortgages or other liens existing at the time of acquisition of any property thereafter acquired by the Company and will permit no additional indebtedness to be issued thereunder or secured thereby. (Section 1.03 of the Restated Indenture.)

    The holders of 66 2/3% of the principal amount of Bonds Outstanding may (a) consent to the creation or existence of a Prior Lien with respect to up to 50% of the sum of the Company's Depreciable Property and Land, after giving effect to such Prior Lien or (b) terminate the Lien of the Indenture with respect to up to 50% of the sum of the Company's Depreciable Property and Land. (Section 19.02(e) of the Restated Indenture.)

    The Indenture is not a lien on the properties of the Minnesota Company. The Lien of the Indenture will continue to apply only to property and franchises owned by the Company prior to the Company Merger, and to any additions, extensions and repairs to such properties acquired or made after the Company Merger, and will not apply to any property owned by WEPCO prior to the Company Merger. It is expected that following the Company Merger, Wisconsin Energy Company's outstanding indebtedness will include first mortgage bonds that were previously issued by the Company, WEPCO, Wisconsin Natural Gas Company and Wisconsin Southern Gas Company under separate trust indentures. See "PROPOSED MERGER" and "RATIO OF EARNINGS TO FIXED CHARGES." It is not expected that any additional Bonds will be issued under the Indenture following the Company Merger.

SINKING FUND PROVISIONS

    The sinking fund redemption provision, if any, for each series of the New Bonds will be set forth in the Prospectus Supplement. As an annual sinking fund, the Company covenants to pay to the Trustee annually on April 1 an amount sufficient to redeem, on the following June 1, for sinking fund purposes 1% of the highest amount at any time outstanding of Bonds of the Series due April 1, 2021 and the Bonds of the Series due March 1, 2023. Sinking fund payments may be offset at the option of the Company by (a) retirement or delivery to the Trustee of Bonds of the series for which the sinking fund is applicable or (b) application of Amounts of Established Permanent Additions equal to 150% of the principal amount of Bonds which would otherwise be required to be retired by the sinking fund. (Sections 5.04(vi), 5.07 and 13.01(c) of the Restated Indenture.) The Trustee is required to apply sinking fund money to the purchase or redemption of Bonds of the series for which such funds are applicable. (Article XIII of the Restated Indenture.)

MAINTENANCE PROVISIONS

    As a Maintenance Fund for the Bonds, the Company covenants to pay to the Trustee annually on May 1 an amount equal to 2.50% of its Completed Depreciable Property as of the end of the preceding calendar year, after deducting credits at the Company's option for (a) maintenance, (b) property retirements offset by Permanent Additions, (c) retirement of Bonds and (d) Amounts of Established Permanent Additions. (Section 9.01 of the Restated Indenture.) The Restated Indenture further provides that to the extent that Maintenance Fund credits exceed 2.50% of Completed Depreciable Property for any year after 1990, such excess credits may be applied in future years (a) to offset any Maintenance Fund deficiency or (b) to increase the Amount of Established Permanent Additions available for use under the Indenture. (Section 9.05 of the Restated Indenture.)

    The Company has covenanted to maintain its properties in adequate repair, working order and condition. (Section 8.06 of the Restated Indenture.)

ISSUANCE OF ADDITIONAL BONDS

    The maximum principal amount of Bonds that may be issued under the Indenture is not limited except as described below. Additional Bonds may be issued on the basis of (a) 66 2/3% of the Cost or Fair Value, whichever is less, of Permanent Additions, after making the required deductions on account of Retired Property (Article V of the Restated Indenture); (b) retired Bonds that have not been otherwise used under the Indenture (Article VI of the Restated Indenture); and
(c) deposit of an equal amount of cash with the Trustee, which cash may be withdrawn on the same basis as additional Bonds may be issued under clauses (a) and (b) above. (Article VII of the Restated Indenture.)

    The New Bonds will be issued under clauses (a) and/or (b) above. At September 30, 1996 the amount of net Permanent Additions available for the issuance of Bonds exceeded $102 million, of which $97.6 million could be used for the authentication of $65 million principal amount of the New Bonds. As of September 30, 1996, $81 million of retired Bonds were available for the authentication of up to $81 million of New Bonds.

    No additional Bonds may be issued on the basis of clause (a), clause (b) under specified conditions, or clause (c) unless the Earnings Applicable to Bond Interest for a specified twelve month period are equal to twice the annual interest requirements on the Bonds including those about to be issued, and any obligations secured by Prior Liens and any indebtedness secured by Permitted Encumbrances. The calculation of Earnings Applicable to Bond Interest includes all non-utility revenues of the Company. (Sections 1.03, 5.03, 6.02 and 7.01 of the Restated Indenture.)

    Permanent Additions include: the Company's electric and steam generating, transmission and distribution properties; the Company's gas storage and distribution properties; construction work-in-progress; fractional and undivided property interests of the Company; property used for providing telephone or other communications services; and engineering, financial, economic, environmental, geological and legal or other studies, surveys or reports associated with the acquisition or construction of any Depreciable Property. (Section 1.03 of the Restated Indenture.)

    Earnings Applicable to Bond Interest for the twelve months ended September 30, 1996, would be 3.9 times the annual interest requirements on the Bonds assuming the issuance of the New Bonds at an assumed interest rate of 7.375%. Additional Bonds may vary from the Offered Bonds as to maturity, interest rate, redemption prices, sinking fund and in certain other respects. (Article II of the Restated Indenture.)

DIVIDENDS ON COMMON STOCK

    The Indenture does not restrict the Company's payment of dividends on its common stock.

RELEASE PROVISIONS

    The Indenture contains provisions permitting the release from its lien of any property upon depositing or pledging cash or certain other property of comparable Fair Value. The Indenture also contains provisions for the cancellation, change or alteration of leases, rights-of-way and easements, and for the surrender and modification of any franchise or governmental consent subject to certain restrictions, in each case without any release or consent by the Trustee or accountability thereto for any consideration received by the Company. (Article XI of the Restated Indenture.)

    Under the Indenture, (a) the Company may sell or otherwise dispose of, free of the Lien of the Indenture, all vessels and marine equipment, railroad cars, engines and related equipment, airplanes, office furniture and leasehold interests in property owned by third parties and (b) the Company may enter into leases with respect to the property subject to the Lien of the Indenture which do not interfere in any material respect with the use of such property for the purpose for which it is held by the Company and will not have a material adverse impact on the security afforded by the Indenture. (Section 11.02(b) of the Restated Indenture.)

    Any of the mortgaged and pledged property may be released from the Lien of the Indenture without depositing the proceeds from the sale of such property with the Trustee, if after such release, the Fair Value of the remaining mortgaged and pledged property of the character of Permanent Additions equals or exceeds a sum equal to 150% of the aggregate principal amount of Bonds Outstanding. (Section 11.03(k) of the Restated Indenture.) Upon satisfaction of the requirements set forth in the Indenture, this provision would permit the Company to spin-off or otherwise dispose of a substantial amount of assets or a line of business, including all or a portion of the Company's electric generation, transmission or distribution assets, or its gas storage and distribution assets, without depositing cash or property with the Trustee or obtaining the consent of the bondholders.

REDEMPTION GENERALLY

    Moneys on deposit in the Maintenance Fund and the Release Fund under the Indenture may be used for the purchase or redemption of Bonds, provided that the Company does not have the power to use any such moneys to redeem any Bond that is not otherwise redeemable or to redeem any Bond at a price less than the price at which such Bond could be redeemed pursuant to its terms.

MODIFICATION OF THE INDENTURE

    With the consent of the Company, the provisions of the Indenture may be changed by the affirmative vote of the holders of 66 2/3% in principal amount of the Bonds Outstanding except that, among other things, the maturity of a Bond may not be extended, the interest rate reduced, nor the terms of payment of principal or interest changed without the consent of the holder of each Bond so affected. (Article XIX of the Restated Indenture.)

CONCERNING THE TRUSTEE

    In case of a Completed Default the Trustee may, and upon written request of the holders of a majority in principal amount of the Bonds then Outstanding shall, declare the principal of all Bonds then Outstanding and the interest accrued thereon to be due and payable immediately, and the same shall become due and payable subject to the right of the holders of the majority in principal amount of the Bonds then Outstanding upon certain conditions to rescind and annul such declaration. The Indenture provides in substance that no holder of any Bond shall have any right to institute any suit, action or proceeding in equity or at law for the foreclosure of the Indenture or for the appointment of a receiver or for any other remedy thereunder unless such holder shall have previously given to the Trustee written notice of default, nor unless also the holders of 25% in principal amount of the Bonds then Outstanding shall have made written request to the Trustee to exercise the powers granted by the Indenture but the right of action of holders of Bonds to enforce payment of the principal or interest shall not be impaired. As a condition precedent to certain actions by the Trustee in the enforcement of the Lien of the Indenture and institution of action on the Bonds, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred thereby. (Article XIV of the Restated Indenture.)

    The Company utilizes some of the commercial banking services offered by an affiliate of the Trustee.

DEFAULTS

    The following is a summary of events defined in the Indenture as Completed
Defaults: (a) default in the payment of principal of or premium, if any, on any Bond when due and payable, (b) default continued for 30 days in the payment of interest on any Bond; (c) default continued for 60 days in any sinking fund payment; (d) default in the covenants of the Company with respect to bankruptcy, insolvency, assignment or receivership, or (e) default continued for 60 days after notice to the Company from the Trustee in the performance of any other covenant, agreement or condition contained in the Indenture. (Section 14.01 of the Restated Indenture.)

    The Trustee is required to give notice to bondholders (1) within 90 days after the occurrence of a Default known to the Trustee within such period, or
(2) if the Trustee is unaware of a Default during such period, promptly after the Trustee knows of such Default, unless such Default shall have been cured before the giving of such notice; provided that, except in the case of a Default resulting from the failure to make any payment of principal of, or interest on, any Bonds or to make any sinking fund payment, the Trustee may withhold such notice upon determination in good faith by the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee that the withholding of such notice is in the interest of the bondholders. (Article XVII of the Restated Indenture.)

    If the Trustee recovers any moneys following a Completed Default, all such moneys shall be applied in the following order: (i) to the payment of taxes, assessments or Prior Liens and all costs and expenses, including the payment of the fees, expenses, liabilities and advances incurred or made by the Trustee,
(ii) to the payment in full of the amounts then due and unpaid for principal and interest upon the Bonds then Outstanding, and in the case such proceeds shall be insufficient to pay in full the amounts so due and unpaid, then to the payment thereof ratably, with interest on overdue principal and interest, and (iii) to the Company, its successors or assigns. (Section 14.11 of the Restated Indenture.)

    The Company is required to file with the Trustee such information, documents and reports with respect to compliance by the Company with the conditions and covenants of the Indenture as may be required by the rules and regulations of the Commission including a certificate, furnished not less frequently than annually, as to the Company's compliance with all of the conditions and covenants under the Indenture. (Section 8.18 of the Restated Indenture.)

GENERAL

    Whenever all indebtedness secured by the Indenture shall have been paid, or adequate provision therefor made, the Trustee shall, upon request of the Company, cancel and discharge the Lien of the Indenture. (Article XVIII of the Restated Indenture.) The Company may deposit with the Trustee any combination of cash or Governmental Obligations in order to provide for the payment of any series or all of the Bonds Outstanding. Such a deposit could constitute a taxable event as to the holders of such bonds, creating possible adverse tax consequences. The Indenture also provides that the Company shall furnish to the Trustee Officers' Certificates, certificates of an Engineer, Appraiser or other expert and, in certain cases, Accountants' Certificates in connection with the authentication of Bonds, the release or release and substitution of property and certain other matters, and Opinions of Counsel as to the Lien of the Indenture and certain other matters. (Articles IV, V, VI, VII, XI and XVIII and Section
21.08 of the Restated Indenture.)

                                 LEGAL OPINIONS

    Legal opinions relating to the New Bonds will be rendered by John P. Moore, Jr., 100 North Barstow Street, Eau Claire, Wisconsin, General Counsel for the Company, by Loomis, Ewert, Parsley, Davis & Gotting, 1200 Manufacturer's Bank of Lansing Building, Lansing, Michigan, special Michigan counsel for the Company, and by Gardner, Carton & Douglas, 321 North Clark Street, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a Prospectus Supplement. Matters pertaining to local laws will be passed upon by counsel for the Company and as to these matters Gardner, Carton & Douglas will rely on those opinions. The opinions contained in this Prospectus under the caption "Description of New Bonds -- Security for New Bonds", are the opinions of John
P. Moore, Jr., who is General Counsel and Secretary of the Company. Gardner, Carton & Douglas from time to time acts as special counsel to the Company and the Minnesota Company in connection with certain matters, including the Transaction.

                                    EXPERTS

    The historical financial statements of the Company for the year ended December 31, 1995; the consolidated historical financial statements of the Minnesota Company for the year ended December 31, 1995; the consolidated historical financial statements of WEC; and the historical financial statements of WEPCO incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, for the year ended December 31, 1995, have been so incorporated in reliance upon the reports of Price Waterhouse LLP given on the authority of said firm as experts in auditing and accounting.

    The financial statements and the related financial statement schedules of the Company and the Minnesota Company for the years ended December 31, 1994 and 1993, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K, for the year ended December 31, 1995, have been so incorporated in reliance upon the reports of Deloitte & Touche LLP (which report on the Minnesota Company expresses an unqualified opinion and includes an explanatory paragraph related to the Minnesota Company's change in method of accounting for postretirement healthcare costs in 1993) given upon the authority of that firm as experts in accounting and auditing.

                              PLAN OF DISTRIBUTION

    The Company may sell the New Bonds (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to each series of Offered Bonds will set forth the terms of the offering of such Offered Bonds, including the name or names of any underwriters, the purchase price of such Offered Bonds and the proceeds to the

Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Bonds may be listed. Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the Offered Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Bonds may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to the Offered Bonds together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Offered Bonds if any are purchased.

    Offered Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Bonds in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent.

    Any underwriters, dealers or agents participating in the distribution of the Offered Bonds may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Bonds may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVER OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORTHERN STATES POWER COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SINCE SUCH DATE.

                                 --------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Use of Proceeds...........................................................  S-2
Supplemental Description of Offered Bonds.................................  S-2
Underwriting..............................................................  S-5
                                   PROSPECTUS
Available Information.....................................................    2
Documents Incorporated by Reference.......................................    2
NSP.......................................................................    3
Proposed Merger...........................................................    3
Use of Proceeds...........................................................    4
Construction Program and Financing........................................    4
Ratio of Earnings to Fixed Charges........................................    4
Description of New Bonds..................................................    5
Legal Opinions............................................................   10
Experts...................................................................   10
Plan of Distribution......................................................   10

                                NORTHERN STATES
                                 POWER COMPANY
                           (A WISCONSIN CORPORATION)

                                  $65,000,000

                              FIRST MORTGAGE BONDS
                          DUE DECEMBER 1, 2026, 7 3/8%

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                             PROSPECTUS SUPPLEMENT

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                            BEAR, STEARNS & CO. INC.

                               DECEMBER 12, 1996

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